UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 1, 2012

PC Mall, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-25790	95-4518700
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1940 E. Mariposa Ave.

El Segundo, California  90245

(Address of principal executive offices)(zip code)

(310) 354-5600

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02                                           Results of Operations and Financial Condition.

On March 1, 2012, PC Mall, Inc. (the “Company”) issued an earnings release announcing its financial results for the quarter ended December 31, 2011. The release did not include certain financial statements, related notes and certain other financial information that will be filed with the Securities and Exchange Commission (“SEC”) as part of the Company’s Annual Report on Form 10-K for the period ended December 31, 2011. A copy of the press release, relating to such announcement, dated March 1, 2012, is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 5.02                                           Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 1, 2012, the Company announced that Mark T. McGrath, age 47, has been hired to serve as the President of the Company effective March 5, 2012.  Mr. McGrath joins the Company from Arrow Electronics, where he most recently served as President of the company’s Arrow S3 subsidiary, which is a Voice over Internet Protocol (VoIP) centric solutions provider. Previously, Mr. McGrath served as President of Insight Enterprises’ North American and Asia Pacific businesses from September 2006 until March 2008.  He joined Insight in May 2005 as President of Insight Direct USA before being promoted to President and was promoted to President of Insight’s North America and APAC operating segments in September 2006.  From 1987 to 2005, Mr. McGrath worked for IBM Corporation for 18 years, most recently serving as Vice President of IBM.com Americas, a division of IBM focused on leveraging the phone and the web. Earlier positions held at IBM included Vice President, IBM Direct (a division of ibm.com), and Vice President of Channel Sales, IBM Personal Computing Division. Mr. McGrath graduated from Miami University in Oxford, OH with a Bachelor’s Degree in business

The Company entered into an employment agreement with Mr. McGrath (the “Agreement”) pursuant to which he will serve as the Company’s President and will report to the Company’s Chief Executive Officer. The Agreement provides for an initial annual base salary of $400,000, and eligibility to participate in the Company’s executive bonus plan or program as in effect from time to time. Under the current bonus program, Mr. McGrath will be eligible to receive a targeted bonus of $200,000 (prorated based on the period served during the fiscal year), which may be increased or decreased in the event that the Company exceeds or fails to meet its annual financial and performance goals. The terms and conditions of the bonus will be based on the achievement of pre-determined objective performance goals set forth in writing established by the Company’s compensation committee.

In connection with his commencement of employment, Mr. McGrath will receive a grant of options to purchase 200,000 shares of the Company’s common stock, which will vest quarterly over a five year period. The option grant is subject to the prior approval of the Company’s board of directors and will have an exercise price equal to the closing price of the Company’s common stock on the date of grant.

The Agreement provides for a signing bonus of $120,000, subject to certain conditions and limitations. The signing bonus is subject to repayment in the event Mr. McGrath voluntarily terminates his employment or is terminated for cause prior to the second anniversary of the commencement of his employment.

Mr. McGrath’s employment is “at will,” however in the event the Company terminates Mr. McGrath’s employment without cause, Mr. McGrath will be entitled, subject to certain conditions, to severance payments consisting of six months base salary in effect at the time of termination. In the event Mr. McGrath has permanently relocated to the area of the Company’s headquarters prior to such termination, the severance payment will be increased by $100,000 if the termination event occurs during the 12 months of employment or, if the termination event occurs later, 50% of the amount of bonus earned by Mr. McGrath in the prior fiscal year (without regard to Executive’s continued employment) up to a maximum of $100,000.

Mr. McGrath will also be eligible to participate in the Company’s benefit plans made generally available to similarly situated employees of the Company, including group medical, life and disability insurance, and retirement programs.

The Company expects enter into an indemnification agreement with Mr. McGrath substantially in the form entered into with each of the Company’s other current directors and executive officers, which was filed as Exhibit 10.48 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2002 (and is incorporated herein by reference). The indemnification agreement provides for the maximum indemnity available to directors and officers under Section 145 of the Delaware General Corporation Law.

Item 9.01                                           Financial Statements and Exhibits.

(d)                                 Exhibits.

99.1                        Press Release dated March 1, 2012 (furnished pursuant to Item 2.02 of Form 8-K)

99.2                        Press Release dated March 1, 2012 titled PC Mall Announces the Hiring of Mark McGrath as President

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

PC MALL, INC.

	By:	/s/ Brandon H. LaVerne
	Name:	Brandon H. LaVerne
	Title:	Chief Financial Officer

Dated: March 1, 2012

EXHIBIT INDEX

Exhibit	Description

99.1	Press Release dated March 1, 2012 (furnished pursuant to Item 2.02 of Form 8-K)

99.2	Press Release dated March 1, 2012 titled PC Mall Announces the Hiring of Mark McGrath as President